SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof

ANNUAL REPORT OF
REPUBLIC OF SOUTH AFRICA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2008
SECURITIES REGISTERED*
(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered

N/A	N/A	N/A
Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:
Jeffrey C. Cohen, Esq.
Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105

*	The Registrant is filing this annual report on a voluntary basis.

SIGNATURE
EXHIBIT INDEX
EX-99.E

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, Republic of South Africa, has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on the 12th day of May 2009.
REPUBLIC OF SOUTH AFRICA

By	/s/ Lungisa Fuzile
Lungisa Fuzile
Head of Asset & Liability Management National Treasury Republic of South Africa

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Explanatory Note
     The purpose of this amendment to the annual report on Form 18-K (the “Annual Report”) of the Republic of South Africa (the “Republic”) for the fiscal year ended March 31, 2008 is to file Quarterly Bulletin No. 251, dated March 2009, of the South African Reserve Bank.
     This amendment to the Annual Report comprises:
(a)	Pages numbered 1-4 consecutively

(b)	The following exhibit:
          Exhibit 99.E — Quarterly Bulletin No. 251, dated March 2009, of the South African Reserve Bank.
     This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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EXHIBIT INDEX

Exhibit	Description

24	Power of Attorney, dated December 4, 2008(1).

99.C	Copy of the Republic of South Africa Budget Review 2009(2).

99.D	Description of the Republic of South Africa, dated December 5, 2008(1).

99.E	Quarterly Bulletin No. 251, dated March 2009, of the South African Reserve Bank.

(1)	Incorporated by reference from the Form 18-K filed on December 5, 2008, file number 033-85866.

(2)	Incorporated by reference from the Form 18-K/A filed on February 20, 2009, file number 033-85866.

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